Exhibit 5.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

February 8, 2013

Rock-Tenn Company

4.450% Senior Notes Due 2019

3.500% Senior Notes Due 2020

4.900% Senior Notes Due 2022

4.000% Senior Notes Due 2023

Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for Rock-Tenn Company, a Georgia corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance and offer to exchange up to $350,000,000 aggregate principal amount of new 4.450% Senior Notes due 2019 (the “Exchange 2019 Notes”) for a like aggregate principal amount of outstanding 4.450% Senior Notes due 2019, which have certain transfer restrictions (the “Original 2019 Notes”), $350,000,000 aggregate principal amount of new 3.500% Senior Notes due 2020 (the “Exchange 2020 Notes”) for a like aggregate principal amount of outstanding 3.500% Senior Notes due 2020, which have certain transfer restrictions (the “Original 2020 Notes”), $400,000,000 aggregate principal amount of new 4.900% Senior Notes due 2022 (the “Exchange 2022 Notes”) for a like aggregate principal amount of outstanding 4.900% Senior Notes due 2022, which have certain transfer restrictions (the “Original 2022 Notes”) and $350,000,000 aggregate principal amount of new 4.000% Senior Notes due 2023 (the “Exchange 2023 Notes” and, together with the Exchange 2019 Notes, the Exchange 2020 Notes and the Exchange 2022 Notes, the “Exchange Notes”) for a like aggregate principal amount of outstanding 4.000% Senior Notes due 2023, which have certain transfer restrictions (the “Original 2023 Notes”). The Exchange 2019 Notes and the Exchange 2022 Notes are to be issued pursuant to the indenture dated as of February 22, 2012 (the “2019/2022 Indenture”), among the Company, the guarantors named therein and HSBC Bank USA, National Association, as trustee (the “2019/2022 Trustee”), and the Exchange 2020 Notes and the Exchange 2023 Notes are to be issued pursuant to the indenture dated as of September 11, 2012 (the “2020/2023 Indenture” and, together with the 2019/2022 Indenture, the “Indentures”), among the Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (the “2020/2023 Trustee”). The Exchange Notes are to be guaranteed (the “Guarantees”) by the guarantors listed on Annex A hereto (the “Guarantors”) on the terms set forth in the applicable Indenture.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Indentures and the forms of Exchange Notes and Guarantees included therein; (b) the Certificate of Incorporation, as amended, of each Guarantor that is a Delaware corporation and the Certificate of Formation of each Guarantor that is a Delaware limited liability company (together, the “Delaware Guarantors”); (c) the Bylaws, Limited Liability Company Agreement, or Limited Liability Company Operating Agreement, as applicable, of each Delaware Guarantor; and (d) resolutions adopted by the Board of Directors, or written consents of the Manager, or Board of Managers, as applicable, of each Delaware Guarantor on November 30, 2011 and September 4, 2012.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We also have assumed, with your consent, that each Indenture has been duly authorized, executed and delivered by the Company, the Guarantors (other than the Delaware Guarantors) and the applicable trustee and that the form of the Exchange Notes and the Guarantees endorsed thereon will conform to that included in the applicable Indenture.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1. Assuming that the Exchange Notes have been duly authorized by the Company, the Exchange Notes, when executed and authenticated in accordance with the provisions of the applicable Indenture and issued and delivered in exchange for the applicable Original Notes, will constitute legal, valid and binding obligations of the Company (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

2. The Guarantees of each Delaware Guarantor have been duly authorized by such Delaware Guarantor and, assuming that the Guarantees of each other

Guarantor have been duly authorized by such Guarantor, when the Guarantees have been duly executed by each of the Guarantors and the Exchange Notes have been duly executed and delivered by the Company with the executed Guarantees affixed thereto in accordance with the provisions of the applicable Indenture, the Guarantees will constitute legal, valid and binding obligations of the applicable Guarantor (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware. In particular, we do not purport to pass on any matter governed by the laws of California, Georgia or Nevada.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Validity of the Securities” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Rock-Tenn Company

504 Thrasher Street

Norcross, Georgia 30071

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Annex A

Guarantors	State or Other Jurisdiction of Incorporation or Organization
PCPC, Inc.	California
PREflex LLC	Delaware
RockTenn - Solvay, LLC	Delaware
RockTenn - Southern Container, LLC	Delaware
Rock-Tenn Astra, LLC	Georgia
Rock-Tenn Canada Holdings, Inc.	Georgia
Rock-Tenn Company of Texas	Georgia
Rock-Tenn Converting Company	Georgia
RockTenn CP, LLC	Delaware
Rock-Tenn Leasing Company, LLC	Georgia
Rock-Tenn Mill Company, LLC	Georgia
Rock-Tenn Partition Company	Georgia
Rock-Tenn Services Inc.	Georgia
Rock-Tenn Shared Services, LLC	Georgia
Rock-Tenn XL, LLC	Georgia
Rock-Tenn XLS, LLC	Georgia
Stone Global, Inc.	Delaware
TenCorr Containerboard, LLC	Nevada
Waldorf Corporation	Delaware